Exhibit 99.1

SAFLINK CORPORATION REPORTS FIRST QUARTER 2007 FINANCIAL RESULTS

KIRKLAND, WA – (May 15, 2007) – Saflink® Corporation (OTC Bulletin Board: SFLK), a leading provider of solutions that verify identity, secure access and increase productivity, today reported its financial results for its first quarter ending March 31, 2007.

Revenue for the first quarter of 2007 was $504,000, compared to $702,000 for the fourth quarter of 2006, and $857,000 for the first quarter of 2006. Saflink reported a net loss attributable to common stockholders of $3.5 million, or $0.03 per share, for the first quarter of 2007. This is compared to a net loss attributable to common stockholders of $24.8 million, or $0.27 per share, for the fourth quarter of 2006, which included non-cash impairment charges on goodwill and intangible assets of $15.5 million and $1.7 million, respectively, and a net loss attributable to common stockholders of $36.8 million, or $0.42 per share, for the first quarter of 2006, which included non-cash charges of $29.7 million related to the impairment of goodwill and $509,000 for the modification of outstanding warrants.

Non-GAAP operating loss for the first quarter of 2007 was $1.4 million, which excludes stock-based compensation expense. This loss is compared to a non-GAAP operating loss of $5.6 million for the first quarter of 2006, which excludes certain non-cash charges such as amortization of intangible assets, impairment of goodwill, and stock-based compensation expense. Saflink believes that supplementary non-GAAP measures for operating results enhance an investor’s overall understanding of the financial performance of Saflink by reconciling more closely the actual cash expenses of Saflink in its operations, as well as excluding expenses that, in management’s view, are unrelated to the core operations of Saflink. A reconciliation of non-GAAP operating loss and non-GAAP net loss attributable to common stockholders to reported GAAP operating loss and net loss attributable to common stockholders is provided below.

“During the first quarter, we addressed several of our corporate objectives, which included licensing or selling technologies, bringing in necessary capital and further reducing our monthly burn rate,” said Steven M. Oyer, Saflink’s Interim Chief Executive Officer. “We continue to work toward strengthening our financial situation in order to implement growth plans for our core technologies group and our efforts related to the Registered Traveler program.”

Saflink plans to announce a conference call in the coming weeks to provide a general business update and discuss recent business activities for Saflink and its wholly-owned subsidiary FLO Corporation.

About Saflink

Saflink Corporation offers biometric security, smart card and cryptographic technologies that help protect intellectual property and control access to secure facilities. Saflink security technologies are key components in identity assurance management solutions that allow administrators and security personnel to positively confirm a person’s identity before access is granted. Saflink cryptographic technologies help to ensure that sensitive information is accessed only by the intended recipient(s). Saflink Corporation is also the founding member of the FLO™ (Fast Lane Option) Alliance, which is a consortium of industry-leading companies that contribute their respective expertise to develop, market, sell and deploy an end-to-end solution for the U.S. government’s Registered Traveler Program. For more information, please visit http://www.saflink.com or call 800-762-9595.

NOTE: “Saflink” is a registered trademark and “FLO” is a trademark of Saflink Corporation.

This release contains information about management’s view of our future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with our financial condition, our ability to sell our products, our ability to compete with competitors and the growth of the security market. In addition, our success will depend in part on our ability to keep pace with a changing marketplace, integrate new technology into our core software and hardware and introduce new products and product enhancements that build off of our existing technologies to address the changing needs of the marketplace. Various technical problems and resource constraints may impede the development, production, distribution and marketing of our products and services. Also, laws, rules, regulations or industry standards may be adopted in response to these technological changes, which in turn, could materially and adversely affect how we will do business. We encourage you to review other factors that may affect our future results in our Annual Report on Form 10-K, as well as other documents we file periodically with the Securities and Exchange Commission.

INVESTOR RELATIONS CONTACT:

Tony Schor

(847) 945-2222

www.investorawareness.com

SAFLINK PRESS CONTACT:

Sterling Communications

Katie James

(206) 388-5758

kjames@sterlingpr.com

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SAFLINK CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three months ended March 31,
	2007	2006
Revenue:
Product	$375	$756
Service	129	101

Total revenue	504	857

Cost of revenue:
Product	127	327
Service	53	126
Amortization of intangible assets	—	671

Total cost of revenue	180	1,124

Gross profit (loss)	324	(267)

Operating expenses:
Product development	186	2,419
Sales and marketing	418	1,878
General and administrative	1,242	2,057
Impairment loss on goodwill	—	29,700

Total operating expenses	1,846	36,054

Operating loss	(1,522)	(36,321)

Interest expense	(2,026)	(39)
Other income, net	5	112

Loss before income taxes	(3,543)	(36,248)

Income tax provision	—	13

Net loss	(3,543)	(36,261)

Modification of outstanding warrants	—	(509)

Net loss attributable to common stockholders	$(3,543)	$(36,770)

Basic and diluted loss per common share	$(0.03)	$(0.42)
Weighted average number of common shares outstanding	112,253	88,095

SAFLINK CORPORATION

Supplemental Non-GAAP Information

(Unaudited)

(In thousands, except per share data)

	Three months ended March 31,
	2007	2006
Operating loss	$(1,522)	$(36,321)
Adjustments to reconcile operating loss in the financial statements to non-GAAP operating loss:
Amortization of intangible assets – cost of sales	—	671
Amortization of intangible assets – general and administrative	—	25
Impairment loss on goodwill	—	29,700
Stock-based compensation	126	302

Non-GAAP operating loss	$(1,396)	$(5,623)

Net loss attributable to common stockholders	$(3,543)	$(36,770)
Adjustments to reconcile net loss attributable to common stockholders in the financial statements to non-GAAP net loss attributable to common stockholders:
Amortization of intangible assets – cost of sales	—	671
Amortization of intangible assets – general and administrative	—	25
Impairment loss on goodwill	—	29,700
Non-cash interest expense	1,987	—
Stock-based compensation	126	302
Modification of outstanding warrants	—	509
Deferred income tax associated with acquisition	—	13

Non-GAAP net loss attributable to common stockholders	$(1,430)	$(5,550)

Non-GAAP basic and diluted net loss per share	$(0.01)	$(0.06)

Weighted average number of common shares outstanding	112,253	88,095

Statement Regarding Non-GAAP Disclosures:

To supplement the financial information that is presented in accordance U.S. generally accepted accounting principles (GAAP), we present certain financial measures that exclude certain non-cash charges, including charges related to acquisitions such as amortization of intangible assets, impairments of goodwill and intangible assets, and stock-based compensation expense which would otherwise be required by GAAP. We believe that these non-GAAP measures facilitate evaluation by management and investors of our ongoing operating business and enhance overall understanding of our financial performance by reconciling more closely our actual cash expenses in operations as well as excluding expenses that in management’s view are unrelated to our core operations, the inclusion of which may make it more difficult for investors to compare our results from period to period.

Non-GAAP financial measures should not be considered in isolation from, as a substitute for, or superior to, financial information presented in compliance with GAAP, and non-GAAP financial measures we report may not be comparable to similarly titled items reported by other companies.

SAFLINK CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	March 31, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$820	$1,407
Accounts receivable, net	157	390
Inventory	121	86
Prepaid expenses and other current assets	637	601

Total current assets	1,735	2,484

Furniture and equipment, net	357	420
Debt issuance costs	327	550

Total assets	$2,419	$3,454

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Accounts payable	$985	$1,186
Accrued expenses	1,310	1,308
Current portion of convertible debt, net of discount	3,630	4,619
Current portion of notes payable to related party	1,350	1,250
Other current obligation	—	213
Deferred revenue	845	229

Total current liabilities	8,120	8,805

Long-term note payable to related party	300	—

Total liabilities	8,420	8,805

Stockholders’ deficit:
Common stock	1,230	975
Common stock subscribed	—	163
Additional paid-in capital	278,222	275,421
Accumulated deficit	(285,453)	(281,910)

Total stockholders’ deficit	(6,001)	(5,351)

Total liabilities and stockholders’ deficit	$2,419	$3,454